Exhibit 99.1

              Jack in the Box Inc. Earns $19.8 Million in
       Third Quarter; Updates Earnings Guidance for Fiscal 2003


    SAN DIEGO--(BUSINESS WIRE)--Aug. 6, 2003--Jack in the Box Inc. (NYSE: JBX), operator and franchiser of Jack in the Box(R) and Qdoba Mexican Grill(R) restaurants, today announced net earnings of $19.8 million for the third quarter ended July 6, compared with $24.2 million in the third quarter of fiscal 2002. Earnings per diluted share were 54 cents compared with 60 cents last year.
    Jack in the Box exceeded its earnings-per-share estimate by 5 cents, primarily due to the favorable resolution of a tax matter. The company reported that its fiscal 2003 earnings-per-share estimate was now $2.03-$2.06, due to a lower effective tax rate resulting from this resolution. Year to date, Jack in the Box earned $57.3 million, or $1.54 per diluted share, compared with fiscal 2002 earnings of $69.1 million, or $1.72 per diluted share.
    Same-store sales decreased 0.2 percent compared with a 1.5 percent decrease in the third quarter last year. Benefiting from the introduction of a new line of premium salads called Jack's Ultimate Salads(TM), same-store sales improved from the 3.3 percent decline reported for the first half of the year, as well as third-quarter guidance of a 2.5 percent decrease.
    Qdoba continued to produce double-digit same-store sales increases during the quarter on top of double-digit increases last year, while the Quick Stuff(R) concept, combining a convenience store and fuel station with a Jack in the Box restaurant, continued to maintain year-to-date, double-digit same-store sales increases. Qdoba and Quick Stuff operations are not material components of Jack in the Box Inc. consolidated financial results or projections.
    "We are pleased to see the improvement in Jack in the Box same-store sales despite continued economic weakness," said Chairman and CEO Robert J. Nugent. "In addition, our other brands, Qdoba and Quick Stuff, continue to exceed same-store sales expectations."
    During the quarter, the company introduced three new premium salads: Asian Chicken, Southwest Chicken and Chicken Club. At the beginning of the fourth quarter, the company introduced its Turkey Jack(TM) sandwich, the quick-serve restaurant segment's first turkey burger.
    Consolidated company restaurant sales were $444 million during the third quarter compared with $428 million last year. Year to date, company restaurant sales increased to $1.42 billion compared with $1.4 billion a year ago.
    Other revenues during the quarter were $6.9 million compared with $4.7 million last year. Jack in the Box completed conversions of 14 restaurants to franchises in the quarter versus five last year. Year to date, other revenues were $25.4 million versus $12.9 million, primarily due to the sale of 28 restaurants to franchisees compared with 14 restaurants in fiscal 2002. Total revenues for the quarter were $489 million compared with $461 million in last year's third quarter, and were $1.57 billion year to date compared with $1.5 billion in 2002.
    Consolidated systemwide sales were $569 million in the third quarter versus $525 million last year, and year to date were $1.79 billion compared with $1.72 billion in 2002.
    During the third quarter, the company opened 21 new
Jack in the Box restaurants, bringing to 1,534 the total number of company-operated restaurants. At the end of the third quarter, there were 1,920 Jack in the Box units systemwide compared with 1,840 a year ago.
    The company also operated 13 Quick Stuff convenience stores at quarter-end compared with 12 last year. Qdoba operated or franchised 98 units at quarter-end, compared with 79 restaurants at the same time last year.
    Gross profit rate in the third quarter was 17.7 percent of revenues compared with 20 percent last year, due primarily to higher workers' compensation insurance, utilities, and food and packaging costs, as well as costs related to a new point-of-sale (POS) system rollout. Year to date, gross profit rate was 18.1 percent of revenues versus 19.4 percent in 2002.
    Restaurant operating margin was 16.5 percent of sales compared with 19.4 percent in last year's third quarter for the same reasons. Year to date, restaurant operating margin was 16.6 percent of sales versus 18.6 percent last year.
    The company reported that legislative changes plus higher medical costs have significantly increased workers' compensation costs in California, Washington, and to a lesser extent, Texas.
    Additionally, the company's food and packaging costs were higher than last year due to the introduction of its new salad program, which was also impacted by higher produce costs. Restricted beef shipments from Canada reduced supply throughout the industry, resulting in increased beef costs in the quarter.
    Finally, the company incurred higher costs than last year related to equipment leases and maintenance contracts for its new POS system rollout, which is expected to be completed in January 2004. The new system replaces an older technology platform, and upgrades will enable all company restaurants to process debit/credit-card transactions. The company expects that cost increases associated with insurance, medical benefits, and the new POS system, as well as pension costs, will continue into the next fiscal year.
    SG&A expense rate in the quarter was 10.6 percent of revenues compared with 11.2 percent forecast and 11.1 percent last year, primarily due to the company's ongoing Profit Improvement Program initiatives, which have helped offset increases in pension costs. Year to date, SG&A expense rate was 11.1 percent of revenues, the same as 2002.
    Third-quarter earnings from operations, or operating income, were $34.8 million compared with $41 million in 2002, and included $2.1 million in additional other revenues, primarily related to gains and fees on restaurant sales to franchisees. Year to date, operating income was $109 million versus $124 million last year, and included $12.5 million in additional other revenues.
    Operating income was $34.8 million, and depreciation and amortization was $16.3 million during the quarter compared with $41 million and $16.3 million, respectively, last year. Year to date, operating income was $109.3 million, and depreciation and amortization was $53.5 million versus $124.2 million and $53.6 million, respectively, in 2002.
    Interest expense in the third quarter was $5.5 million versus $5.1 million last year, primarily due to borrowing costs associated with the Qdoba acquisition and fees related to the company's refinancing this past January.
    The company reported a favorable resolution of a tax matter, which improved the quarter's income tax rate to 32.5 percent compared with 38 percent forecast and 32.7 percent in last year's third quarter. Year to date, the company's income tax rate was 36.2 percent compared with 35.2 percent in fiscal 2002. The company now expects its 2003 income tax rate to be 36.2 percent versus 33.9 percent last year, and expects to return to its normal rate of 38 percent in fiscal 2004.
    Capital expenditures were $31.4 million versus $37.2 million in last year's third quarter and were lower than guidance. The company is now leasing a greater portion of its new stores instead of purchasing them due to favorable financing terms. Year to date, capital expenditures were $81 million compared with $91 million in 2002.
    Regarding the company's balance sheet, the quarter-end current ratio was 0.6 versus 0.5 last year, debt-to-equity ratio was 0.6 versus 0.5, and total debt was $303 million compared with $251 million, primarily related to the $45 million acquisition of Qdoba in January of this year.
    Accounts receivables were $9 million higher than 2002, due to short-term bridge loans made to qualified Jack in the Box franchisees on restaurant purchases.
    Other current assets were $27 million lower than last year, primarily due to a reduction in sinking funds related to the retirement of 10.3 percent financing lease obligations, and to a decrease in assets held for sale/leaseback.
    Other assets were up $52 million from 2002, primarily related to the establishment of intangible assets for the Qdoba acquisition, approximately $9 million of which is amortizable.
    Current liabilities were $66 million lower than last year, primarily related to reclassification of the company's senior facility to long-term debt following a refinancing transaction in January, and to the retirement of financing lease obligations.
    Long-term debt was up $122 million from 2002, primarily related to the senior credit facility reclassification and to the Qdoba acquisition financing.
    Other long-term liabilities were $27 million higher than last year, primarily due to increases in deferred taxes, straight-line rent and pension obligations.
    Stockholders' equity was slightly lower than last year, as increases to retained earnings were essentially offset by reductions for share repurchases and a pension liability adjustment.

    Fourth-Quarter Guidance

    The company currently expects to earn approximately 49 cents per share in the fourth quarter compared with 35 cents per share reported in 2002, or 57 cents per share when adjusted for the following factors: normalizing the annual income tax rate to 36.2 percent; eliminating the amortization of indefinite life intangible assets of approximately $1 million (related to this year's adoption of FAS 142); and excluding one-time pre-tax charges of $15.7 million in the fourth quarter of 2002. The primary assumptions supporting this earnings-per-share estimate are as follows, in approximate amounts:

    -- 27 new Jack in the Box restaurants open, including six Quick Stuff convenience stores co-branded with Jack in the Box restaurants and fuel stations. Two Quick Stuff sites originally planned for 2003 will open in the first quarter of 2004. They will be replaced by two additional Jack in the Box sites, bringing total company restaurant openings for the year to 90 as planned.

    -- A 1 percent increase in Jack in the Box same-store sales compared with a 2.7 percent decrease last year due to new product and promotional introductions that are expected to offset continued economic weakness and competitive discounting activity. For the full year, the company estimates that same-store sales will decrease approximately 1.5 to 1.8 percent compared with last year's 0.8 percent decrease.

    -- $27 million in distribution and other sales versus $20.3 million last year, due to higher fuel revenues from co-branded sites, and additional distribution to Qdoba restaurants. Margins are expected to be slightly lower, primarily due to a higher percentage of fuel sales at low margins and higher distribution costs associated with more frequent restaurant deliveries.

    -- Eight Jack in the Box conversions to franchises, the same as last year, producing approximately $5.5 million in other revenues compared with $7.2 million in 2002. For the full year, the company expects to convert 36 restaurants to franchises, producing approximately $31 million in other revenues, compared with approximately $20 million from the conversion of 22 restaurants last year. These conversions represent only 2 percent of all company-operated restaurants.

    --  $493 million in total revenues versus $463 million in 2002.

    --  Gross profit rate of 17.5 percent of revenues compared with
        19.6 percent last year, due to higher costs for food and packaging, workers' compensation and medical insurance, utilities and the new POS system.

    --  SG&A expense rate of 10.7 percent of revenues compared with
        10.9 percent last year, excluding one-time pre-tax charges of $15.7 million, incurred in the fourth quarter of 2002, for the settlement of a class-action lawsuit and the closure of eight underperforming restaurants.

    -- Income tax rate of 36.2 percent versus 26.6 percent last year, due to one-time tax benefits in both years. The company expects to return to its normal income tax rate of 38 percent in fiscal 2004.

    --  Weighted average shares outstanding of 36.7 million versus
        39.7 million in 2002.

    -- Capital expenditures of approximately $55 million compared with $51.8 million last year, bringing total capital expenditures in 2003 to $135 million versus $143 million in fiscal 2002.

    -- Operating income plus depreciation and amortization of approximately $50 million versus $56.8 million a year ago, when adjusting 2002 for the items mentioned above.

    About Jack in the Box Inc.

    Jack in the Box Inc. (NYSE: JBX) operates and franchises
Jack in the Box and Qdoba Mexican Grill restaurants in 30 states combined. Jack in the Box is the nation's first major drive-thru hamburger chain, with more than 1,900 restaurants. Qdoba Mexican Grill is an emerging leader in fast-casual dining, with nearly 100 restaurants. With headquarters in San Diego, Jack in the Box Inc. has more than 44,000 employees. For more information, visit www.jackinthebox.com and www.qdoba.com.

    Safe Harbor

    This news release contains forward-looking statements about, among other items, the company's projected earnings, sales, including same store sales trends, revenues, growth, completion of a POS system rollout, costs and expenses, including insurance, utilities and pension costs, sales of franchises, franchise conversions, profits, tax rates, shares outstanding, new products, and marketing plans. These forward-looking statements are subject to risks and uncertainties. The statements reflect management's current expectations regarding future events.
    The following are some of the factors that could cause the company's actual results to differ materially from those expressed in the forward-looking statements: the effect of competition, including pricing, marketing initiatives and new products introduced by competitors; the availability and cost of food ingredients, labor, utilities, workers' compensation and other insurance, and real estate; increases in expenses related to technology and equipment upgrades; the success of the company's new products and marketing initiatives; delays in the opening of restaurants and of the innovation center; the availability of financing on terms satisfactory to franchisees and potential franchisees; timely payment of franchisee obligations due the company; the attractiveness of the company's franchise offerings; the continuation of franchise conversions; adverse weather conditions and business, economic and other local or national conditions or events which affect consumer confidence and spending patterns; the company's ability to successfully execute its strategic plans; the volume of advertising the company is able to purchase compared to its competitors; consumer health concerns about fast food in general or the company's products specifically; the effect of negative or positive publicity regarding the company or the restaurant industry in general; changes in government regulations; changes in accounting standards, policies and practices; changes in effective tax rates; potential variances between estimated and actual liabilities; effects of legal claims; the possibility of unforeseen events affecting the industry in general and other risk factors listed from time to time in the company's reports filed with the Securities and Exchange Commission. Statements about the company's past performance are not necessarily indicative of its future results. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.



                 JACK IN THE BOX INC. AND SUBSIDIARIES

             UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                 (In thousands, except per share data)

                             Twelve Weeks Ended   Forty Weeks Ended
                             ------------------ ----------------------
                              July 6,  July 7,    July 6,    July 7,
                               2003     2002       2003       2002
                             ------------------ ----------------------
Revenues:
  Restaurant sales           $443,990 $428,150  $1,421,695 $1,398,816
  Distribution and other
   sales                       25,927   19,051      78,351     57,153
  Franchise rents and
   royalties                   11,803    9,271      39,799     34,157
  Other                         6,854    4,747      25,411     12,903
                             ------------------ ----------------------
                              488,574  461,219   1,565,256  1,503,029
                             ------------------ ----------------------
Costs of revenues:
  Restaurant costs of sales   140,129  128,395     436,950    426,093
  Restaurant operating costs  230,557  216,756     748,804    713,144
  Costs of distribution and
   other sales                 25,277   18,491      76,556     55,630
  Franchised restaurant costs   6,157    5,215      19,402     16,979
                             ------------------ ----------------------
                              402,120  368,857   1,281,712  1,211,846
                             ------------------ ----------------------

Gross profit                   86,454   92,362     283,544    291,183
Selling, general and
 administrative                51,629   51,341     174,210    167,020
                             ------------------ ----------------------
Earnings from operations       34,825   41,021     109,334    124,163
Interest expense                5,538    5,086      19,598     17,582
                             ------------------ ----------------------

Earnings before income taxes   29,287   35,935      89,736    106,581

Income taxes                    9,515   11,733      32,485     37,519
                             ------------------ ----------------------

Net earnings                  $19,772  $24,202     $57,251    $69,062
                             ================== ======================

Net earnings per share:
  Basic                          $.55     $.61       $1.56      $1.75
  Diluted                        $.54     $.60       $1.54      $1.72

Weighted-average shares
 outstanding:
  Basic                        36,007   39,513      36,608     39,393
  Diluted                      36,559   40,482      37,082     40,232



                 JACK IN THE BOX INC. AND SUBSIDIARIES

            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                 July 6,    July 7,
                                                  2003        2002
----------------------------------------------------------------------

                                ASSETS
Current assets:
 Cash and cash equivalents                        $10,328      $6,695
 Accounts receivable, net                          31,827      22,542
 Inventories                                       32,404      30,055
 Other current assets                              45,646      73,121
                                               -----------------------
   Total current assets                           120,205     132,413
                                               -----------------------

Property and equipment, at cost                 1,269,476   1,180,896
 Accumulated depreciation and amortization       (412,019)   (365,768)
                                               -----------------------
   Property and equipment, net                    857,457     815,128
                                               -----------------------

Other assets, net                                 158,816     106,873
                                               -----------------------

   TOTAL                                       $1,136,478  $1,054,414
                                               =======================

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current maturities of long-term debt              $2,604     $72,456
 Accounts payable                                  42,328      46,173
 Other current liabilities                        171,265     163,233
                                               -----------------------
   Total current liabilities                      216,197     281,862
                                               -----------------------

Long-term debt, net of current maturities         300,835     178,524

Other long-term liabilities                       147,653     120,974

Total stockholders' equity                        471,793     473,054
                                               -----------------------

   TOTAL                                       $1,136,478  $1,054,414
                                               =======================


    CONTACT: Jack in the Box Inc.
             Karen Bachmann, 858-571-2229
             Vice President, Corporate Communications karen.bachmann@jackinthebox.com www.jackinthebox.com